Exhibit 99

HILLSHIRE BRANDS TO ACQUIRE

VAN’S NATURAL FOODS FROM CATTERTON PARTNERS

Transaction reinforces and strengthens Hillshire Brands’ presence in frozen category; facilitates extension into additional categories

CHICAGO and GREENWICH, CT, April 21, 2014 – The Hillshire Brands Company (NYSE: HSH) and Catterton Partners, the leading consumer-focused private equity firm, today announced that Hillshire Brands has signed a definitive agreement to acquire Catterton portfolio company Van’s Natural Foods. Van’s is a leading better-for-you food brand that delivers great taste, nutrition, simple/clean ingredients and all-family appeal across multiple product lines in frozen breakfast and snack foods. Hillshire Brands will pay $165 million for Van’s, which is expected to have net revenues of approximately $60 million in calendar year 2014. The transaction is expected to close in May of 2014 pending regulatory clearance.

“The Van’s brand is a terrific addition to our portfolio,” said Sean Connolly, president and chief executive officer, The Hillshire Brands Company. “Not only does it expand our presence in the frozen category, it also gives us a proven health and wellness brand with extendability beyond frozen.”

Van’s Natural Foods will become part of Hillshire Brands’ Retail segment, pairing with well-known brands such as Jimmy Dean, Hillshire Farm and Ball Park. Van’s Natural Foods’ management will continue to lead the business.

“As a leader in branded foods including breakfast products, Hillshire Brands is an ideal strategic partner for Van’s,” said Eric Kufel, CEO, Van’s Natural Foods. “Our positioning in the large and growing wellness consumer lifestyle segment is a perfect complement to Hillshire Brands’ product portfolio. We are pleased to have worked with Catterton, which helped drive our significant growth and market expansion into multiple new categories. I am truly excited to be joining with Hillshire and beginning the next phase of Van’s growth journey.”

Van’s Natural Foods is based in Phoenix and is a leading simple/clean ingredient food brand in frozen breakfast and snack foods including waffles, pancakes, cereal, crackers and snack bars. Van’s frozen breakfast and snack foods are available at grocery stores, mass merchandise stores and natural food retailers nationwide.

Marc Magliacano, a Partner at Catterton, said, “We are proud of the brand and distinctive market positioning that we and the Van’s management team have created over the past few years. This transaction is a win for all parties involved and we are confident and excited that under Hillshire’s ownership Van’s will continue to experience significant growth and capitalize on new opportunities.”

Centerview Partners served as financial advisor and Stinson Leonard Street served as legal advisor to Hillshire Brands. Houlihan Lokey served as financial advisor and Gibson Dunn & Crutcher served as legal advisor to Van’s in connection with the transaction.

About The Hillshire Brands Company

The Hillshire Brands Company (NYSE: HSH) is a leader in branded foods. The company generated approximately $4 billion in annual sales in fiscal 2013, has more than 9,000 employees, and is based in Chicago. Hillshire Brands’ portfolio includes iconic brands such as Jimmy Dean, Ball Park, Hillshire Farm, State Fair, Sara Lee frozen bakery and Chef Pierre pies, as well as artisanal brands Aidells, Gallo Salame and Golden Island premium jerky. For more information on the company, please visit www.hillshirebrands.com.

About Van’s

Van’s Natural Foods, based in Phoenix, is the leading foods brand in gluten-free and allergy-friendly, frozen breakfast and snack foods including waffles, pancakes, cereal, crackers and snack bars. Van’s frozen breakfast and snack foods are available at grocery stores, mass merchandise stores and natural food retailers nationwide. For more information, please visit www.vansfoods.com.

About Catterton Partners

Catterton Partners is the leading consumer-focused private equity firm with more than $4.0 billion currently under management and a twenty-five year track record of success in building high growth companies. Since its founding in 1989, Catterton has leveraged its category insight, strategic and operating skills, and network of industry contacts to establish one of the strongest private equity investment track records in the middle market. Catterton Partners invests in all major consumer segments, including Food and Beverage, Retail and Restaurants, Consumer Products and Services, Consumer Health, and Media and Marketing Services. Catterton’s investments include: Kettle Foods, Wellness and Nature’s Variety Pet Food Companies, Odwalla, CorePower Yoga, Sweet Leaf Tea, Restoration Hardware, Outback Steakhouse, Noodles & Company, PIADA, Pirch, Frederic Fekkai, Build-A-Bear Workshop, and P.F. Chang’s, to name a few. More information about Catterton Partners can be found at www.cpequity.com.

Forward-Looking Statements

This release contains forward-looking statements regarding Hillshire Brands’ business prospects and future financial results and metrics. Forward-looking statements are typically preceded by terms such as “will,” “anticipates,” “intends,” “expects,” “plans,” “likely” or “believes” and other similar terms. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events and are inherently uncertain.

Investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements, and the company wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Hillshire Brands’ actual results to differ from such forward-looking statements are those described under Item 1A, Risk Factors, in Hillshire Brands’ most recent Annual Report on Form 10-K, as well as factors relating to:

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•	The consumer marketplace, such as (i) intense competition, including advertising, promotional and price competition; (ii) changes in consumer behavior due to economic conditions, such as a shift in consumer demand toward private label; (iii) fluctuations in raw material costs, Hillshire Brands’ ability to increase or maintain product prices in response to cost fluctuations and the impact on profitability; (iv) the impact of various food safety issues and regulations on sales and profitability of Hillshire Brands’ products; and (v) inherent risks in the marketplace associated with product innovations, including uncertainties related to execution and trade and consumer acceptance;

•	Hillshire Brands’ relationship with its customers, such as (i) a significant change in Hillshire Brands’ business with any of its major customers, such as Wal-Mart, its largest customer; and (ii) credit and other business risks associated with customers operating in a highly competitive retail environment;

•	Hillshire Brands’ spin-off of its international coffee and tea business in June 2012, including potential tax liabilities and other indemnification obligations; and

•	Other factors, such as (i) Hillshire Brands’ ability to generate margin improvement through cost reduction and productivity improvement initiatives; (ii) Hillshire Brands’ credit ratings, the impact of Hillshire Brands’ capital plans on such credit ratings and the impact these ratings and changes in these ratings may have on Hillshire Brands’ cost to borrow funds and access to capital/debt markets; and (iii) the settlement of a number of ongoing reviews of Hillshire Brands’ income tax filing positions and inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which Hillshire Brands transacts or has transacted business.

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Contacts:

For Hillshire Brands:

Media: Mike Cummins, +1.312.614.8412

Analysts: Melissa Napier, +1.312.614.8739

For Catterton:

Andi Rose / Bryan Darrow

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

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